Microfilm Number________           Filed with the Department of
                                   State on
Entity Number 64409
                                   Secretary of the Commonwealth

     ARTICLES OF AMENDMENT - DOMESTIC BUSINESS CORPORATION
                   DBCB: 15-1915 (REV 89)

     In compliance with the requirements of 15 Pa.C.S. Section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The named of the corporation is: Chester County Security Fund,
Inc.

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following address to conform to the records of the Department):

(a) 310 Building 2, 100 Matsonford Rd., Radnor, PA  19087 Delaware
                                                          County
    Number and Street                   City   State Zip   County

(b)
    Name of Commercial Registered Office Provider

For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.  The statute by or under which is was incorporated is:
Pennsylvania Business Corporation Law of May 5, 1993, P.L. 364, as amended.

4.  The original date of its incorporation is: April 15, 1968

5.  (Check, and if appropriate complete, one of the following):

     X The amendment shall be effective upon filing of these Articles of Amendment in the Department of State

     __ The amendment shall be effective on:______________

6.  (Check one of the following):

    X The amendment was adopted by the shareholders pursuant to 15 Pa.C.S. Section 1914 (a) and (b).

    __ The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. Section 1914(c).

7.  (Check, and if appropriate complete, one of the following):

    __ The amendment adopted by the corporation, set forth in full is as follows:

RESOLVED, that the Articles of Incorporation be amended, in part, to read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of no par value Common
Stock.

                      JAN 29 96
                 PA Dept. Of State

The Corporation shall also be authorized to issue and have outstanding at any one time five million (5,000,000) shares of Preferred Stock, no par value.

The Preferred Stock may be issued from time to time with such designations, face values, dividends, voting preferences, coversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolutions or resolutions providing for the issuance of such Preferred Stock as adopted by the Board of Directors pursuant to the authority given in this paragraph.

8.  (Check if the amendment restates the Articles):

    __ The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 26 day of January, 1996.

                              NET LNNX, INC. f/k/a Chester County
                              Security Fund, Inc.
                              (Name of corporation)

                               BY:/s/
                                  (Signature)

                               President
                               TITLE